--------                                                  OMB APPROVAL
 FORM 3                                           ------------------------------
--------                                          OMB NUMBER            3235-014
                                                  EXPIRES: SEPTEMBER 30, 1998
                                                  ESTIMATED AVERAGE BURDEN HOURS
                                                  PER RESPONSE...............0.5
                                                  ------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

           INITIAL STATEMENTS OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*        2. Date of Event                4. Issuer Name AND Ticker or Trading Symbol
                                                   Requiring Statement
                                                   (Month/Day/Year)                CoastCast Corp. (PAR)
                                                                                                   ---
   Vannini      Jonathon                                                        ----------------------------------------------------
-----------------------------------------------    July 31, 1998                5. Relationship of Reporting Person(s) to Issuer
   (Last)       (First)             (Middle)    ------------------------------     (Check all applicable)

   828 Irwin Drive                              3. IRS or Social Security              Director                 X  10% Owner
-----------------------------------------------    Number of Reporting Person      ---                         ---
   (Street)                                        (Voluntary)                         Officer (give title         Other
                                                                                       below)                      (specify below)
Hillsborough       California        94010                                         ---                         ---
-----------------------------------------------
   (City)       (State)             (Zip)      ------------------------------------------------------------------------------------

6. If Amendment, Date of Original               7. Individual or Joint/Group            X  Form filed by One Reporting Person
   (Month/Day/Year)                                (Check Applicable Line)             ---
                                                                                           Form filed by More than One Reporting
                                                                                           Person
                                                                                       ---
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security    2. Amount of Securities         3. Ownership                            4. Nature of Indirect Beneficial
   (Instr. 4)              Beneficially Owned              Form: Direct (D) or Indirect (I)        Ownership
                           (Instr. 4)                      (Instr. 5)                              (Instr. 5)
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   Common Stock                911,000                        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)

             TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of              2. Date Exercisable      3. Title and Amount        4. Conversion or   5. Ownership     6. Name of
   Derivative               and Expiration Date      of Securities              Exercise Price     Form of          Indirect
   Security                 (Month/Day/Year)         Underlying Derivative      of Derivative      Derivative       Beneficial
   (Instr. 4)                                        Security (Instr. 4)        Security           Security:        Ownership
----------------------------------------------------------------------------                       Direct (D)       (Instr. 5)
                                                            Amount or                              or Indirect
                          Date     Expiration     Title     Number of                              (I) (Instr. 5)
                      Exercisable    Date                    Shares
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
Explanation of Responses:

** International misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


/s/ Jonathan Vannini                         August 10, 1998
_________________________________            _________________________________
**Signature of Reporting Person              Date